Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS ANNOUNCES RESULTS OF THE ONCOLOGIC
DRUGS ADVISORY COMMITTEE MEETING FOR ONRIGIN™
NEW HAVEN, CT, September 2, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced the results of the Oncologic Drugs Advisory Committee (ODAC) Meeting at which data for its lead oncology therapeutic Onrigin™ (laromustine) Injection were presented for the indication of remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML).
The ODAC was asked by the U.S. Food and Drug Administration (FDA) to vote on the question of whether a randomized study defining the efficacy and safety of Onrigin™ in the population proposed for the indication be completed prior to regulatory approval of Onrigin™. The ODAC voted 13-0 in favor of completion of a randomized study prior to approval. The ODAC reviews and evaluates data concerning the safety and effectiveness of marketed and investigational human drug products for use in the treatment of cancer and makes appropriate recommendations to the FDA.
Alan Kessman, Chief Executive Officer, commented, “We are disappointed that the Oncologic Drugs Advisory Committee voted for completion of a randomized trial for Onrigin™ in the elderly poor-risk AML population prior to approval. We plan to enter into discussions with the FDA about their requirements for a randomized trial and evaluate our options as soon as possible. We would need to raise additional capital to finance a new randomized trial.”
The Company reported $26.1 million in cash and cash equivalents at the end of the second quarter of 2009. The Company’s current operating plan does not include funding for an additional randomized trial and there can be no assurance that additional capital can be raised.
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has submitted a New Drug Application to the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, including the need for a new randomized trial of Onrigin™ prior to regulatory approval, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended June 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###